MISSISSIPPI VIEW HOLDING COMPANY
EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                           For the Three Months  For the Six Months
                                                                              Ended March 31,     Ended March 31,
                                                                           --------------------  ------------------
                                                                               1997     1996       1997      1996
                                                                             --------  -------   -------   -------
Net Income ............................................................... $ 173,862  $173,570  $347,127  $431,178

Weighted Average Shares Outstanding.......................................   773,226   888,374   783,718   891,477
                                                                           ---------  --------  --------  --------
Common stock equivalents due to dilutive effect of stock options..........    25,122     3,680    15,319     2,083
Total weighted average common shares and equivalents outstanding .........   798,348   892,054   799,037   893,560
                                                                           =========  ========  ========  ========


Primary Earnings Per Share ............................................... $    0.22  $   0.19  $  0.43   $  0.48
                                                                           =========  ========  ========  ========


Weighted Average Shares Outstanding ......................................   773,226   888,374   783,718   891,477
Additional dilutive shares using end of period
  market value versus average market value for
  period when utilizing the treasury stock method
  regarding stock options ................................................    38,563      --      38,563      --
                                                                           ---------  --------  -------   -------
Total weighted average common shares and equivalents
  outstanding for fully diluted coputation ...............................   811,789   888,374   822,281   891,477
                                                                           =========  ========  ========  ========

Fully diluted earnings per share ......................................... $    0.21  $   0.19  $   0.42  $   0.48
                                                                           =========  ========  ========  ========


Earnings per share of common stock for the three and six month periods ended March 31, 1996 and 1997, have been determined by dividing net income for the period by the weighted average number of shares of common stock outstanding, net of unearned ESOP shares.